Exhibit 10.1

EXECUTION VERSION

AGREEMENT

AGREEMENT (the “Agreement”), dated February 29, 2020, by and among Exterran Corporation, a Delaware corporation (the “Company”), and Chai Trust Company, LLC, an Illinois limited liability company (“Chai Trust”).

WHEREAS, funds managed by and affiliated with Chai Trust (each, a “Chai Trust Fund” and collectively, the “Chai Trust Funds”) collectively held 4,631,691 shares of Common Stock as of February 10, 2020;

WHEREAS, the Company and Chai Trust wish to provide for a constructive, orderly and mutually beneficial relationship between themselves;

WHEREAS, Chai Trust wishes to provide for the acquisition of Beneficial Ownership of additional shares of Common Stock in one or more transactions from time to time, in open market purchases, block transactions, or privately negotiated transactions, pursuant to which Chai Trust or one or more Chai Trust Funds may become an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”, and such future transactions that collectively result in Chai Trust or a Chai Trust Fund becoming interested stockholders, the “Stock Purchases”); and

WHEREAS, Chai Trust and the Chai Trust Funds generally would be subject to certain restrictions under Section 203 of the DGCL if they should proceed with the Stock Purchases in the absence of the prior approval thereof by the Board of Directors of the Company (the “Board”) and Chai Trust has requested that the Board consider approving the Stock Purchases in accordance with Section 203 of the DGCL and, in connection with obtaining such approval, Chai Trust has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Certain Definitions.

(a)    “Acquisition Transaction” means the acquisition or purchase of more than 50%    of the consolidated assets or the Common Stock of, or any merger, consolidation or other form of business combination with, the Company.

(b)    “Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Exchange Act Rules”) as in effect on the date hereof (the term “registrant” in Rule 12b-2 meaning in this case the Company or Chai Trust, as the case may be); except that, for the purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Affiliates of any Prohibited Person and no Prohibited Person shall be deemed to be an Affiliate of the Company and its subsidiaries.

(c)    A Person shall be deemed the “Beneficial Owner” and have “Beneficial Ownership” of and shall be deemed to “Beneficially Own” any securities which such Person beneficially owns within the meaning of Rule 13d-3 under the Exchange Act Rules.

(d)     “Common Stock” means the shares of common stock, $0.01 par value per share, of the Company.

(e)    “Disinterested Directors” means the members of the Board at the relevant date of determination that are independent of Chai Trust under the DGCL and applicable law.

(f)     “Permitted Acquisition Transaction” shall mean any Acquisition Transaction approved by the Board of Directors of the Company.

(g)    “Person” means any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or an Affiliate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any securities.

(h)    “Standstill Period” means a period of time beginning on the date of this Agreement and ending on the earlier of (i) the date that is three years after the date of this Agreement, (ii) the date the Company announces (w) any acquisition, or the entry into an agreement providing for the acquisition, of at least a majority of the Common Stock by any person or group, (x) any acquisition, or the entry into an agreement providing for the acquisition, of at least a majority of the consolidated assets of the Company and its subsidiaries by any person or group, (y) any business combination transaction that results in any person other than a Prohibited Person Beneficially Owning at least a majority of the outstanding Common Stock or the surviving parent entity in such business combination transaction or (z) any recapitalization, liquidation, or dissolution of the Company, or (iii) the date that any Person (other than a Prohibited Person) commences any tender or exchange offer pursuant to which such Person would acquire at least a majority of the Common Stock if such tender or exchange offer were consummated.

2.    Waiver of Application of 203 to Stock Purchases. The Company represents and warrants that, prior to the execution of this Agreement, the Board has approved all Stock Purchases consummated following the date hereof in accordance with Section 203 of the DGCL; provided, however, that such approval shall terminate if the Prohibited Persons do not collectively acquire Beneficial Ownership of more than 15% of the then outstanding shares of Common Stock prior to the first anniversary hereof.

3.    Restrictions on Purchases; Voting of Shares.

(a)    During the Standstill Period, Chai Trust agrees that it shall not, and agrees that it shall cause its current and future subsidiaries and controlled Affiliates not to (Chai Trust and such subsidiaries and controlled Affiliates being referred to as the “Prohibited Persons”), directly or indirectly, without the prior written approval of two thirds of the Disinterested Directors:

(1)    acquire, propose or agree to acquire, by purchase or otherwise, shares of Common Stock if such acquisition would result in the Prohibited Persons collectively having Beneficial Ownership of more than 24.99% of the then outstanding shares of Common Stock (such percentage of the then outstanding Common Stock, the “Percentage Limitation”) except (i) by way of stock dividends or other distributions by the Company made available to holders of shares of Common Stock generally or (ii) pursuant to a Permitted Acquisition Transaction;

(2)    form or join any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to shares of Common Stock other than a group, if any, consisting solely of Prohibited Persons;

(3)    deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement or similar arrangement with respect to the voting of such shares of Common Stock in each case other than those involving Prohibited Persons;

(4)    engage in any “solicitation” (as such term is used in the proxy rules of the Commission excluding for the avoidance of doubt carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents, or intentionally and deliberately advise, encourage or influence any Person (other than Prohibited Persons) with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the Commission) in any such solicitation of proxies or consents; or

(5)    other than in compliance with this Agreement, (i) present to the Company or to any third party any proposal for a change of control of the Company, (ii) announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that would result in a change of control of the Company, (iii) intentionally and deliberately initiate, request, induce or attempt to induce or give encouragement to any other Person to initiate any proposal for a change of control of the Company, or (iv) seek, alone or in concert with others, representation on the Board (other than recommending or nominating a director to replace any member of the Board who is an employee of a Prohibited Person as of the date of this Agreement); provided that nothing in this Section 3(a)(5) shall prohibit any Prohibited Person from privately engaging with the Company regarding any action described in clauses (i) or (iv) of this Section 3(a)(5) if Chai Trust determines in good faith that such private discussions would not be required to be disclosed by Chai Trust under applicable federal securities laws.

(b)    Anything to the contrary contained in Section 3(a) notwithstanding:

(1)    for the avoidance of doubt, nothing in Section 3(a) shall apply to any portfolio company of any Prohibited Person with respect to which neither Chai Trust nor any of its subsidiaries is the party exercising control over the decision to acquire or purchase or otherwise obtain Beneficial Ownership of, or the voting of, shares of Common Stock, provided that such portfolio company is not acting at the request or direction of Chai Trust or any of its subsidiaries;

(2)    there will not be a deemed violation of Section 3(a) if the Beneficial Ownership of then outstanding shares of Common Stock by the Prohibited Persons exceeds the Percentage Limitation solely as a result of an acquisition of shares of Common Stock by the Company or its subsidiaries (including without limitation as a result of a redemption or repurchase by the Company of any shares of Common Stock) that, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock Beneficially Owned by the Prohibited Persons, provided that no Prohibited Person acquires Beneficial Ownership of additional Common Stock in violation of Section 3(a) after Chai Trust has been notified by the Company in writing of such acquisition of shares of Common Stock by the Company or its subsidiaries; and

(c)    For purposes of determining compliance with this Section 3 and determining the number of shares of Common Stock outstanding at any given time, Chai Trust shall be entitled to rely without independent investigation upon the most recent publicly available Form 10-K, Form 10-Q or Form 8-K (or any successor form) of the Company filed with the Commission reporting the number of shares of Common Stock then issued and outstanding.

(d)    For the avoidance of doubt, nothing in this Section 3 shall apply to or limit any action (i) among or between the Prohibited Persons and their respective representatives, or (ii) that any director or officer of the Company may take in his or her capacity as such.

4.	Other Representations.

(a)    The Company represents and warrants to Chai Trust that:

(1)    The Company has the requisite corporate power to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

(2)    The execution and delivery of this Agreement by the Company and the Stock Purchases in accordance with this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, (A) the Certificate of Incorporation of the Company, as amended, or Bylaws of the Company, as amended, (B) Section 203 of the DGCL or (C) any contract, permit, order or other law applicable to the Company, except for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b)    Chai Trust represents and warrants to the Company that:

(1)    Chai Trust has the power to enter into, deliver and perform its respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Chai Trust and constitutes a valid and binding obligation of each Chai Trust enforceable against it in accordance with its terms;

(2)    As of February 10, 2020, the Prohibited Persons collectively Beneficially Owned 4,631,691 shares of Common Stock; and

(3)    The execution and delivery of this Agreement by Chai Trust and the Stock Purchases in accordance with this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any organizational documents of, or any contract, permit, federal law or order applicable to, Chai Trust except for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on Chai Trust.

5.    Specific Enforcement. Each of the Company and Chai Trust, acknowledge and agree that each would be irreparably harmed and may not have adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, in addition to any other remedies which may be available, the parties shall be entitled to seek temporary and permanent injunctive relief with respect to any breach or threatened breach of, or otherwise obtain specific performance of, the covenants and other agreements contained in this Agreement. FURTHERMORE, THE COMPANY AND CHAI TRUST AGREE (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

6.    Governing Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom, or if such court shall not have jurisdiction, any federal or other state court of the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 6 shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

7.    Miscellaneous.

(a)    Expenses. Each party shall bear the expenses of its attorneys, investment advisors or other costs it has incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

(b)    Entire Agreement: Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought and in the case of the Company only upon the approval of two thirds of the Disinterested Directors.

(c)    Headings. The section headings are for convenience only and shall not affect the construction of any provision of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.

(d)    Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be an original instalment and all of such counterparts together shall be deemed to be one and the same instrument.

(e)    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (i) given by facsimile or email, when such facsimile is transmitted to the facsimile number set forth below and sent to the email address set forth below (as applicable), and receipt of such facsimile or email (as applicable) is acknowledged, or (ii) if given by any other means, when actually received during normal business hours at the address specified in this Section 7(e):

if to the Company:

Exterran Corporation

11000 Equity Drive

Houston, TX 77041

Attention: General Counsel

Facsimile: 713-466-6720

Email: Valerie.Banner@Exterran.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

Attention: Keith Townsend

Facsimile: 404-572-5100

Email: ktownsend@kslaw.com

if to Chai Trust:

c/o Equity Group Investments

2 North Riverside Plaza, Suite 600

Chicago, IL 60606

Attention: Joseph Miron

Facsimile: 312-454-0335

Email: JMiron@egii.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Imad Qasim

Facsimile: 312-853-7036

Email: iqasim@sidley.com

(f)    Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(g)    Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(h)    Waiver. No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(i)    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and the parties agree to negotiate in good faith an amendment to this Agreement to cure any such invalidity or unenforceability in a manner designed to most closely effect the purpose of such term or provision.

(j)    Business Days. Any action which is required to be taken hereunder shall be taken on a business day and where the date required for any action hereunder does not fall on a business day, such action shall be taken on the next calendar day which is a business day.

[Signature Page to Follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXTERRAN CORPORATION.

By:	/s/ Valerie L. Banner
Name:	Valerie L. Banner
Title:	Senior Vice President and General Counsel

CHAI TRUST COMPANY, LLC

By:	/s/ Joseph Miron
Name:	Joseph Miron
Title:	Chief Legal Officer